Exhibit 10.1

Separation Agreement and General Release of Claims

In consideration of the severance benefits offered to me by HealthDataInsights, Inc. ( “HDI”) pursuant to my HDI Executive Employment Agreement effective as of December 16, 2011 (the “Employment Agreement”) in connection with my ceasing to be employed by HDI, HMS Holdings Corp. (“Holdings”), and its other direct and indirect subsidiaries, corporate affiliates, and their respective successors and assigns (collectively, the “Company”), I hereby agree to the following general release and to the other terms and conditions as set forth below (the “General Release Agreement”).

The Company hereby advises me to consult with an attorney before signing this General Release Agreement and I am being provided with more than twenty-one (21) days to review this General Release Agreement.

1.                                      I acknowledge my employment with the Company will be permanently and irrevocably terminated on February 27, 2015 (“Separation Date”) as a voluntary resignation, unless terminated earlier for “Cause” (as defined in Section 6(d) of the Employment Agreement). Until the Separation Date, I agree I will work full time as President Emeritus at my current base salary reporting to William C. Lucia. As President Emeritus, my responsibilities will include, but are not limited to, assisting the Company in the orderly transition of duties to Spencer Young, assisting in the ongoing Centers for Medicare and Medicaid Services (“CMS”) procurement, and assisting in assigned government relations activities. I agree to devote my full working time and attention to the Company, and to perform my duties as I am instructed by William Lucia in good faith and to the best of my abilities, and to give those duties priority over all other activities. In addition to performing all work assigned by William Lucia, I agree that I will use my best efforts and fully cooperate with the Company to transition my duties to Spencer Young, assist with any reconstitution of the Board and officers and notifications of CMS as requested by William Lucia. Further, I understand I will be reimbursed for reasonable and necessary expenses incurred consistent with Company policy but I will not incur any expenses without advance approval by Company, and any expense not pre-approved will not be reimbursed. I agree and understand that if I fail to communicate or make yourself available as required in this General Release Agreement, violate any professional obligations to the Company, engage in any acts of dishonesty or misconduct or violation of law or regulation, fail to perform my duties promptly, in good faith and to the best of my abilities, or otherwise violate this Agreement, I may be terminated by the Company for “Cause” between my execution of this Agreement and the Separation Date and without further notice, and I will be entitled to no further compensation or other benefits under this Agreement but will nonetheless remain bound by my own obligations hereunder. In such case, the Company may seek and shall be entitled to the return of monies already paid to me, damages, and attorney’s fees and costs arising out of such Cause and violation of this General Release Agreement.

2.                                      On behalf of myself and my heirs, executors, administrators, successors and assigns, I hereby fully, forever, irrevocably and unconditionally release, remise and discharge Holdings, the other members of the Company and their affiliates, subsidiaries, parent companies, predecessors and successors, and all of their respective past and present officers, directors, stockholders, partners, members, employees, agents, representatives, plan administrators, attorneys, insurers and fiduciaries (each in their individual and corporate capacities) (collectively, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities and expenses (including attorneys’ fees and costs), of every kind and nature that I ever had or now have against any or all of the Released Parties with respect to my employment with and/or separation from the Company, including all claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Genetic Information Nondiscrimination Act of 2008, 42 U.S.C. § 2000ff et seq., the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Worker Adjustment and Retraining Notification Act (“WARN”), 29 U.S.C. § 2101 et seq., the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq., Executive Order 11246, Executive Order 11141, the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq., and the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. § 1001 et seq., all as amended; Nevada Fair Employment Practices Act — Nev. Rev. Stat. §§ 613.310 et seq., Nevada Equal Pay Law — Nev. Rev. Stat. § 608.017; Nevada School Visitation Law — Nev. Rev. Stat. § 392.920, Nevada Wage Payment and Work Hour Law — Nev. Rev. Stat. §§ 608.016 et seq.; Nevada Occupational Safety & Health Act — Nev. Rev. Stat. Ch. 618, Nevada Family and Medical Leave (for public employees only) — Nev. Rev. Stat. §§ 284.558, 284.5811, Nevada’s Unemployment Compensation Law — Nev. Rev. Stat. §§ 612.010 et seq.; all common law claims including actions in defamation, intentional infliction of emotional distress, misrepresentation, fraud, wrongful discharge, and breach of contract, including the Employment Agreement and all claims to any equity compensation from the Company (other than compensation vested or vesting on my termination of employment), contractual or otherwise; and any claim or damage arising out of my employment with and/or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above; provided, however, that nothing in this General Release Agreement releases any claim to the compensation or payments referenced in Section 5 below or prevents me from filing a charge with, cooperating with or participating in any proceeding before the Equal Employment Opportunity Commission or a state fair employment practices agency (except that I acknowledge that I may not recover any monetary benefits in connection with any such claim, charge or proceeding).

I understand and agree that the claims released in this section include not only claims presently known to me, but also all unknown or unanticipated claims, rights, demands, actions, obligations, liabilities and causes of action of every kind and character that would otherwise come within the scope of the released claims as described in this section. I understand that I may hereafter discover facts different from what I now believe to be true, which if known, could have materially affected this General Release Agreement, but I nevertheless waive and release any claims or rights based on different or additional facts.

The Company agrees that I am not releasing any claims or rights I may have for indemnification under state or other law or the charter, articles, or by-laws of the Company and its affiliated companies, or under any indemnification agreement with the Company or under any insurance policy providing directors’ and officers’ coverage for any lawsuit or claim relating to the period when I was a director or officer of the Company or any affiliated company; provided, however, that (i) the Company’s execution of this General Release Agreement is not a concession, acknowledgment, or guaranty that I have any such rights to indemnification, (ii) this General Release Agreement does not create any additional rights for me to indemnification, and (iii) the Company retains any defenses it may have to such indemnification or coverage.

3.                                      I acknowledge and reaffirm my obligation to keep confidential and not disclose any and all non-public information concerning the Company that I acquired during the course of my employment with the Company, including any non-public information concerning the Company’s business affairs, business prospects and financial condition, as is stated more fully in Section 3 of the Restrictive Covenants Agreement (as defined in the Employment Agreement), which section remains in full force and effect.  I further acknowledge and reaffirm my other obligations under the Restrictive Covenants Agreement (as defined in the Employment Agreement), including my noncompetition and nonsolicitation obligations, all of which also remain in full force and effect and survive the termination of the Employment Agreement and the termination of my employment with the Company.  I acknowledge that, to comply with applicable law, the Company may need to file or otherwise publicly disclose this General Release Agreement and other details regarding my ceasing to be an employee.

4.                                      I confirm that I have returned to the Company in good working order all keys, files, records (and copies thereof), equipment (including computer hardware, software and printers, wireless handheld devices, cellular phones, pagers, etc.), Company identification, Company vehicles, Company Confidential Information (as defined the Employment Agreement) and any other Company-owned property in my possession or control and have left intact with, or delivered intact to, the Company all electronic Company documents, including those that I developed or helped to develop during my employment, none of which I will retain in any form or medium. I further confirm that I have cancelled all accounts for my benefit, if any, in the Company’s name, including credit cards, telephone charge cards, cellular phone and/or pager accounts and computer accounts.

5.                                      I acknowledge that I have been reimbursed by the Company for all business expenses incurred in conjunction with the performance of my employment and that no other reimbursements are owed to me other than reasonable and necessary expenses recently submitted or to be submitted under the Company’s expense reimbursement policies.  I also acknowledge that except for payment for any unused and accrued (pursuant to Company policy) personal time off (“PTO”) time, I have received payment in full for all services rendered in conjunction with my employment by the Company, including payment for all wages, bonuses, equity, and other amounts other than amounts due in the ordinary course in a final paycheck, and that no other compensation is owed to me, except as provided in Section 6(a) and (b) of the Employment Agreement, as specified on Annex I hereto, which the Company acknowledges I am due in accordance with the Employment Agreement’s terms and, if applicable, the Transition Bonus.

6.                                      I understand and agree that I will not make any false, disparaging or derogatory statements to any person or entity, including any media outlet, regarding the Company or any of the other Released Parties or about the Company’s business or operational affairs and financial condition; provided, however, that nothing herein shall prevent me from making truthful disclosures to any governmental entities where required by applicable law or to enforce the terms of this General Release Agreement. The Company agrees that the members of the Board and the executive officers of the Company will not make, or cause anyone to make, any false, disparaging or derogatory statements to any person or entity, including any media outlet, regarding my service with the Company; provided, however, that nothing herein prevents them from making truthful disclosures to any governmental entities where required by applicable law or to shareholders in connection with required disclosures.

7.                                      I agree to cooperate fully with the Company in the investigation, defense or prosecution of any claims or actions now in existence or that may be brought in the future against or on behalf of the Company by any third party against the Company or by the Company against any third party.  In seeking such cooperation, the Company will take into account my conflicting professional and personal commitments.  I also agree that my full cooperation in connection with such claims or actions will include being available to meet with the Company’s counsel to prepare for discovery, any mediation, arbitration, trial, administrative hearing or other proceeding, and to act as a witness when requested by the Company at reasonable times and locations designated by the

Company.  Moreover, unless otherwise prohibited by law, I agree to notify Eugene V. DeFelice, Executive Vice President, General Counsel & Secretary of HMS Holdings, if I am asked by any person, entity or agency to assist, testify or provide information in any such proceeding or investigation.  Such notice shall be in writing and sent by overnight mail within two business days of the time I receive the request for assistance, testimony or information.  If I am not legally permitted to provide such notice, I agree that I shall request that the person, entity or agency seeking assistance, testimony or information provide notice consistent with this Section 7.  The Company acknowledges that I may have my personal counsel present for discovery or other adversarial proceedings at my own expense (except to the extent payment for counsel is provided under any applicable indemnification policy or director or officer insurance), provided that I must comply with any terms under such policies or insurance with respect to using Company-provided or insurer-selected counsel in situations where conflicts of interest do not prevent such use.  I further agree to cooperate with the Company in the transitioning of my work, and that I will be available to the Company for this purpose or any other purpose reasonably requested by the Company.  The Company agrees to compensate me (other than during trial or arbitration attendance and testimony) at a mutually agreeable hourly rate for any cooperation required by this provision after the period covered by the severance obligations of Section 6 of the Employment Agreement.  For any deposition testimony, I agree that paying me an hourly rate equivalent to 1/2000th of my last annual salary at the Company is reasonable.  In addition, the Company also agrees to reimburse me (or pay me in advance) any out-of-pocket expense I incur (or will incur) for travel, lodging, airfare, transportation, parking, meals and other similar expenses reasonably incurred by me to provide such cooperation.  The obligations of this section do not apply to any action I may bring against the Company for nonpayment of severance.

8.                                      This General Release Agreement shall be binding upon the parties and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by duly authorized representatives of the parties hereto.  This General Release Agreement is binding upon and shall inure to the benefit of the parties and their respective agents, assigns, heirs, executors, successors and administrators.  No delay or omission by the Company in exercising any right under this General Release Agreement shall operate as a waiver of that or any other right.  A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion.

9.                                      Should any provision of this General Release Agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and the illegal or invalid part, term or provision shall be deemed not to be a part of this General Release Agreement.

10.                               I understand and agree that this General Release Agreement is a severance agreement and does not constitute an admission of liability or wrongdoing on the part of the Company.

11.                               I acknowledge that I have been given at least twenty-one (21) days to consider this General Release Agreement, and that the Company advised me in writing to consult with an attorney of my own choosing prior to signing this General Release Agreement.  I also acknowledge that any change made to this General Release Agreement, whether material or immaterial, does not restart the running of the 21-day period.  I understand that I may revoke this General Release Agreement within seven days after I sign it by notifying Eugene V. DeFelice, Executive Vice President, General Counsel & Secretary of HMS Holdings, in writing, and that the General Release Agreement shall not be effective or enforceable until the expiration of this seven day revocation period.  I understand and agree that by entering into this General Release Agreement I am waiving any and all rights or claims I might have under the Age Discrimination in Employment

Act, as amended by the Older Workers Benefit Protection Act, and that I have received consideration beyond that to which I was previously entitled.

12.                               I affirm that no other promises or agreements of any kind have been made to or with me by any person or entity whatsoever to cause me to sign this General Release Agreement (other than the provision of severance under the Employment Agreement and the terms of this General Release Agreement) and that I fully understand the meaning and intent of this General Release Agreement.  I state and represent that I have had an opportunity to fully discuss and review the terms of this General Release Agreement with an attorney.  I further state and represent that I have carefully read this General Release Agreement, understand its contents, freely and voluntarily assent to all of the terms and conditions hereof, agree that I will receive compensation conditioned on my providing an effective release that exceeds what I would otherwise receive from the Company, and sign my name of my own free act.

13.                               In connection with the severance benefits provided to me pursuant to this General Release Agreement and the Employment Agreement, the Company will withhold and remit to the tax authorities the amounts required under applicable law, and I shall be responsible for all applicable taxes with respect to such severance benefits under applicable law.  I acknowledge that I am not relying upon the advice or representation of the Company with respect to the tax treatment of the payments set forth in the Employment Agreement.

14.                               This General Release Agreement must be construed, interpreted and governed in accordance with the laws of the State of Nevada without reference to rules relating to conflict of laws.  The dispute resolution provisions of Section 9(n) of the Employment Agreement shall apply to this General Release Agreement. References in this General Release Agreement to “include” or “including” should be read as though they said “without limitation” or equivalent forms.

15.                               I agree to confirm my promises and obligations contained in this General Release Agreement immediately following the termination of my employment, up to and including the date I sign the Confirmation of Promises to this General Release Agreement. I understand and agree that I will not be entitled to the severance set forth in Annex I until I sign and submit the Confirmation of Promises to the Company.

Signatures on Following Page

I hereby agree to the terms and conditions set forth above.  I have been given at least 21 days to consider this General Release Agreement and I have chosen to execute this on the date below. I understand I have seven days following the execution of this General Release Agreement to revoke the General Release Agreement. I intend that this General Release Agreement become a binding agreement between the Company and me if I do not revoke my acceptance in seven days.

November 17, 2014	/s/ Andrea M. Benko
Date	Andrea Benko

Acknowledged and agreed:

HMS Holdings Corp. for itself and HDI

November 17, 2014	By:	/s/ William C. Lucia
Date	William C. Lucia
Chief Executive Officer

Annex I

PTO Balance                                                                                                                                                                                    To be determined as of the Separation Date pursuant to Company policy.

Cash Severance                                                                                                                                                                     The Company agrees that following the Separation Date, it will give you severance payments in the gross amount of Four Hundred Fifty Thousand Dollars and Zero Cents ($450,000.00) (the “Separation Payment”), representing twelve months’ salary (at your current salary level), provided you have not secured another position with the Company. The Separation Payment shall be paid to you in bi-weekly installments on the Company’s normal payroll cycle in accordance with the Company’s regular payroll practices, and is subject to all statutory deductions required by federal, state and/or local law, with the first installment starting on the first full payroll period after you have signed the Confirmation of Promises to the General Release Agreement and the revocation period has expired. Payments will be reported on a tax form W-2.

Benefit Payment                                                                                                                                                                The Company will pay you a lump sum amount equal to the difference between the COBRA coverage premium for the same type of medical, dental and vision coverage (single, family or other) you are receiving as of the Separation Date and your employee contribution, which represents the amount the Company would allocate for such coverage had your coverage remained active for twelve months. This payment will be taxable and subject to withholding. You will be responsible for ensuring the timely payment of your COBRA coverage premiums.

Equity Compensation                                                                                                                                     As provided in the respective plans and agreements

Other Benefit Plan Participation                                                                               None, other than as provided under COBRA.

Other than what is listed above, you understand and acknowledge that you are not entitled to any other payments or benefits.  You further acknowledge that you will not receive a Bonus payment under Section 4(b) of the Employment Agreement.

CONFIRMATION OF PROMISES

To Only Be Signed by Andrea Benko After Her Separation Date

I, Andrea Benko, hereby confirm, and incorporate as if fully set forth herein, my promises and obligations set forth in the attached Separation Agreement and General Release of Claims (“General Release Agreement”) and, in particular, but without limitation, I acknowledge, incorporate and re-agree as of this date to the promises and obligations made in the General Release Agreement, including releasing all claims against the Company and the Released Parties that may have occurred or arisen up to and including the date of execution of this document.

I expressly acknowledge and agree that I am releasing all claims pursuant to Section 2 of the General Release Agreement, up to and including the date set forth below on this Confirmation of Promises document.

I HAVE READ THIS SEPARATION AGREEMENT AND GENERAL RELEASE OF CLAIMS, INCLUDING THIS CONFIRMATION OF PROMISES, AND, UNDERSTANDING ALL OF ITS TERMS, SIGN IT OF MY OWN FREE WILL.

Date:
Andrea Benko

I acknowledge that by signing this Confirmation of Promises to the General Release Agreement, I have been given at least twenty-one (21) days to consider the terms of the General Release Agreement, including the release of all claims, including any potential claim under the Age Discrimination in Employment Act and/or equivalent state or local law.

I have seven (7) days following the execution of this Confirmation of Promises to revoke the General Release Agreement. The General Release Agreement shall not become effective or enforceable until this seven (7) day revocation period has expired.

The General Release Agreement shall be effective on the eighth (8th) day following my execution of this Confirmation of Promises.

Corporate Compliance Statement-Return of Property and Information

Upon hire, I pledged that I would return to HMS and HDI (collectively “the Company”) all HMS and HDI company property and confidential information, including protected health information (PHI) in my possession, at such time as my employment by, or business relationship with, HMS and HDI ended.

I hereby declare and attest that I have returned to the Company all HMS and HDI all property previously in my possession or to which I had been granted access, including but not limited to computer, computer equipment, software and peripherals, electronic devices, electronic and paper files, and documents (in paper or electronic form) containing PHI and/or other confidential information pertaining to individuals or to the Company or its business, along with any and all copies thereof.

I acknowledge that my authorization to access or possess HMS and HDI company property and any protected health information (PHI) or other confidential personal information obtained, used, maintained, or stored in connection with business activities of the Company ceased with the termination of employment by HMS and HDI.

Further, with respect to confidential medical or health information:

I understand that unauthorized disclosure of that information in violation of state or federal law, including but not limited to the Health Insurance Portability and Accountability Act of 1996 (HIPAA) and regulations promulgated to implement that statute, may result in civil or criminal penalties against myself.

I acknowledge that in receiving, storing, processing, using, or taking any other action with respect to that information, I have been and remain fully bound by federal and state laws and regulations concerning the confidentiality of medical and financial records, including but not limited to applicable federal regulations governing the Medicare and Medicaid programs (42 C.F.R.  §§ 431.300 -  431.307; 42 C.F.R . §§ 401.101 -  401.152, and 42 C.F.R § 482.24), the HIPAA Privacy Rule (45 C.F.R. 160 and 164) and applicable state laws and regulations protecting the confidentiality of confidential information such as HIV related information.

Finally, I affirm that there are no privacy, compliance or security issues of which I am aware that have not been reported to the respective Chief Compliance Officer and/or Chief Security Officer.

I declare under penalty of perjury that the foregoing is true and correct.

Andrea M. Benko	/s/ Andrea M. Benko
Employee or Consultant Name	Employee or Consultant Signature

November 17, 2014
Date of Attestation	Date of Termination

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